Pinacle Enterprise to Acquire Worldwide Rights and Patents to Alkame Water Technologies

LAS VEGAS, NV, Sep 09, 2013 (Marketwired via COMTEX) -- Pinacle Enterprise, Inc. (OTCBB: PINS) (OTCQB: PINS) is pleased to announce that it has signed a Letter of Intent to acquire Xtreme Technologies, Inc. ("Xtreme Technologies"), developer and holder of the worldwide intellectual property, patents, and rights to the technologies behind the Company's Alkame(TM) micro-clustered, alkaline, antioxidant, and oxygenated water.

As per terms of the proposed transaction, Pinacle shall acquire all of the capital stock of Xtreme Technologies in exchange for a combination of capital and Pinacle common restricted shares. As a result of the transaction, Pinacle will own all of the assets and business of Xtreme Technologies (d/b/a Advanced Hydration Technologies and Bio2 PetLabs) which includes among other assets, all intellectual property, including patents, trademarks, trade names, all bottling equipment and other machinery, equipment and supplies, accounts receivable, contracts, and other assets, subject to Xtreme Technologies' debts, obligations and liabilities, except for those debts to be retired at closing.

"The acquisition of Xtreme Technology along with all of their intellectual property and patents related to our Alkame Water products would be a huge boost for the Company's global business strategy and would also launch us into the pet sector with Bio2 Petlabs bottled water products already on the shelves at Petco and Walmart stores," stated Robert Eakle, Alkame CEO. "Looking forward, the merger of the Pinacle sales, marketing, and brand development expertise with the technology and manufacturing expertise of the Xtreme Technologies team should prove to be a powerful combination as we expand Alkame micro-clustered, alkaline, antioxidant, and oxygenated water technology into new products and new territories."

This potential acquisition remains subject to, among other things, Pinacle and Xtreme Technologies completing customary pre-closing due diligence and signing of Definitive Documents. The parties anticipate having Definitive Documents signed by September 30, 2013 and closing this transaction on or before January 31, 2014. There can be no assurance that any transaction will be completed as proposed or at all.

For additional information about the proposed acquisition, please refer to the recent Form 8-K filed by the Company with the Securities and Exchange Commission.

http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001522165.

About Alkame Water, Inc.

Alkame(TM) Water, Inc., a wholly-owned subsidiary of Pinacle Enterprise Inc. (OTCBB: PINS) (OTCQB: PINS), is an innovative technology and health company that distributes micro-clustered, alkaline, antioxidant and oxygenated bottled water with a patented technology and patented formula allowing for ultra-hydration, which improves health and vitality. Health and eco-conscious people of all ages from all walks of life can reap the benefits of our unique water -- right down to its BPA-Free 100% recyclable eco-friendly packaging. For more information, visit www.alkamewater.com.

About Pinacle Enterprise, Inc.

Pinacle Enterprise, Inc. (OTCBB: PINS) (OTCQB: PINS) is a publicly traded health and technology holding company with a focus on patentable, innovative, and eco-friendly consumer products. For more information, visit www.alkamewater.com.

Disclaimer/Safe Harbor: This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act. The statements reflect the Company's current views with respect to future events that involve risks and uncertainties. Among others, these risks include the failure to meet schedule or performance requirements of the Company's contracts, the Company's liquidity position, the Company's ability to obtain new contracts, the emergence of competitors with greater financial resources and the impact of competitive pricing. In the light of these uncertainties, the forward-looking events referred to in this release might not occur.

For additional investor information about Pinacle Enterprise and Alkame Water, contact;

Pinacle/Alkame - Investor Relations

(888) 391-9990 (Toll-free)

E-mail: investor@alkamewater.com

Website: www.alkamewater.com